UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2016

CEMPRA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35405	45-4440364
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

6320 Quadrangle Drive, Suite 360, Chapel Hill, NC	27517
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (919) 313-6601

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 18, 2016, Cempra Pharmaceuticals, Inc., our wholly owned subsidiary, entered into an API manufacturing and supply agreement with FUJIFILM Finechemicals Co., Ltd., or FFFC, which will provide us with solithromycin in sufficient quantities and at reasonable prices to help ensure we meet our obligation under the May 8, 2013 supply agreement with Toyama Chemical Co., Ltd. We will use reasonable efforts to ensure that the solithromycin supplied by FFFC is for use as the active pharmaceutical ingredient in a human drug product to be used or sold in Japan.

No later than the eighth day of each calendar month, we will submit to FFFC a projection of the anticipated volume of solithromycin that we will order for the next designated period (as set forth in the agreement) (or, if earlier, the final calendar month of the current term). Several months of each forecast are binding and the remaining months are non-binding, provided that the quantity of solithromycin ordered for any month is between designated percentages of the quantity specified in the initial forecast and between designated percentages of the most recent previous forecast. We are subject to a minimum purchase obligation for a designated number of years after the successful completion of the manufacturing facility and validation studies by FFFC.

The price of each shipment of solithromycin will be equal to the total number of kilograms in such shipment multiplied by the per-kilogram transfer price as set forth in the agreement.

For the term of the agreement plus an additional five years or until the expiration of the patents identified in the agreement, FFFC is prohibited from supplying, selling or distributing solithromycin to, or enabling the manufacture of solithromycin by, any third party for any purpose. We are not precluded from developing one or more alternative or additional sources of solithromycin.

The agreement’s initial term runs until December 16, 2025. After the end of the initial term, and at the end of each year thereafter, the term will automatically extend for an additional year unless either party gives written notice to the other of its intent to terminate within a designated period of time prior to the expiration of the term, in which case the agreement will terminate at the end of such term. The parties may at any time terminate the agreement by mutual written consent. Each party has the right to terminate the agreement immediately if there is a product failure, the other party becomes involved in bankruptcy, insolvency or similar proceedings or materially breaches the agreement and such breach remains uncured for a period of time following notice of the breach. A violation by us of the minimum purchase obligation is considered a material breach. We have the right to terminate the agreement upon written notice if there is a supply failure. We also may terminate in the event that FFFC cannot provide us with solithromycin for more than a designated period of time. Upon termination, any unfulfilled binding portion of the forecast must be delivered by FFFC and paid for by us. We may elect to purchase the remaining inventory of FFFC’s solithromycin and any remaining raw materials.

The supply agreement is subject to such terms and conditions as are reasonably customary for supply agreements of similar type. The description of the supply agreement with FFFC provided above is qualified in its entirety by reference to the full and complete terms contained in the agreement, which will be filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEMPRA, INC.

Date: January 21, 2016	/s/ Mark W. Hahn
Mark W. Hahn, Chief Financial Officer